Exhibit 10.19

The William Carter Company Severance Plan

SECTION 1   Purpose of the Plan

The William Carter Company (the “Company”) will provide severance benefits to eligible employees who are involuntarily separated from employment under qualifying conditions. The terms and conditions for payment of severance benefits are those set forth in The William Carter Company Severance Plan (the “Plan”). This Plan will be effective as of the date it is executed by an authorized Company official and it will supercede and replace the Oshkosh B’Gosh, Inc. Severance Pay Plan dated as of April 25, 2005, and any other prior severance pay plan or arrangement (whether written or oral) with respect to the eligible employees who are or may become participants in this Plan. The Plan is intended to constitute an employee welfare benefit plan (as defined in Section 3(1) of ERISA) and to comply with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”).

SECTION 2   Eligibility

Eligibility for severance benefits is limited to Covered Employees who are terminated under conditions that qualify as a Covered Termination.

A.   Covered Employees

The Plan is intended to cover all employees of The William Carter Company or any of its direct or indirect subsidiaries, except:

a.      Employees classified as temporary, occasional, on-call, or seasonal;

b.      Employees covered by a collective bargaining agreement; and

c.      Employees employed pursuant to a written employment contract for a definite term of employment.

B.   Covered Terminations

To be eligible for severance benefits, a Covered Employee must be involuntarily terminated due to:

a.      Permanent shutdown or closing of a facility where the Covered Employee is employed at the time of the shutdown or closing, with no offer to transfer the employee;

b.      Sale of the facility to another company where the Covered Employee is employed at the time of the sale, and the employee is not offered continued employment with the purchaser of the facility;

c.      Elimination of the Covered Employee’s job position without available reassignment; or

d.      A voluntary termination when the Covered Employee declines a transfer or relocation of his or her principal work location that is more than 35 miles from the Covered Employee’s former principal work location.

A Covered Employee’s termination of employment for any other reason shall not be considered as a Covered Termination.

SECTION 3   Conditions

Severance benefits are subject to the following conditions:

1.                An eligible employee must sign and return to the Company a release agreement in a form to the reasonable satisfaction of the Company releasing the Company from all claims or liabilities relating to his or her employment or termination of employment; and must not revoke such agreement within the seven (7) day period provided in such  agreement.

2.                All Company property, including, but not limited to, keys, credit cards, documents, records, identification cards, office equipment, portable computers, car/mobile telephones, pagers, hand-held electronic devices, and parking cards, must be returned to the Company on the last day of employment.

3.                The employee must execute such documents as are necessary to assign to the Company all rights to inventions, patents, or other intellectual property belonging to the Company.

4.                The employee must not disclose confidential information or trade secrets of the Company. “Confidential information” includes, but is not limited to, information, knowledge, or data concerning any technique, plan, procedure, process, apparatus, method, or product manufactured, used, or developed by the Company; information about suppliers and/or customers of the Company; information about the finances of the Company and information which is a trade secret. If this condition is violated, all severance benefits will cease immediately.

5.                The employee must not recruit or solicit employees to leave the employment of the Company while receiving severance payments. If this condition is violated, all severance benefits will cease immediately.

6.                If an employee is rehired by the Company before the end of the severance period, in any position, all severance pay will cease immediately.

SECTION 4   Severance Payments

Severance pay is based on three (3) factors: years of continuous service; the employee’s classification; and whether the employee was employed by Oshkosh B’Gosh, Inc. as of July 14, 2005.

A.   Years of Continuous Service.   An employee will be credited with one year of continuous service for each twelve (12) month period of continuous employment with the Company.

B.   Amount of Severance Pay.

1.   Salaried exempt employees.   Salaried exempt employees will receive one week of severance pay for each year of continuous service, with a minimum of two (2) weeks of severance and a maximum of twenty-six (26)* weeks of severance. A week of severance pay is calculated by dividing the employee’s annual base salary in effect immediately prior to termination by 52 weeks and multiplying the amount by the number of years of continuous service. Bonuses, commissions, overtime, and other compensation are not included in the calculation of severance pay.

*Note:   In the case of a change in control of the Company (acquisition, merger, takeover, etc.) the 26 weeks maximum cap will be changed to a maximum of 52 weeks for exempt salaried employees if a covered termination occurs within 2 calendar years of the change of control.

2.   Non-exempt and Hourly Employees.   Non-exempt and hourly employees will receive one week of severance pay for each year of continuous service with a minimum of two

(2) weeks of severance and a maximum of eight (8) weeks of severance pay. A week of severance pay is based on the standard hours per week, excluding overtime, bonuses or commissions.

3.   Oshkosh B’Gosh, Inc. Employees.   Covered Employees who were employees of Oshkosh B’Gosh, Inc. as of July 14, 2005 when Oshkosh B’Gosh, Inc. was acquired by The William Carter Company will be eligible to elect optional  severance pay and benefits for a Covered Termination that occurs prior to July 15, 2008. Attached as Appendix A is the schedule for optional severance pay and benefits for Covered  Employees of Oshkosh B’Gosh, Inc. as of July 14, 2005. Employees of retail stores are specifically excluded from the optional severance pay and benefits described in Appendix A.

C.   Distribution.   Severance payments will begin on the first payroll period after all of the conditions to payment are satisfied and will be paid according to normal payroll practices  until the severance is fully paid. The Company may elect, in its sole discretion, to make severance payments as a lump sum payment.

D.   Tax Treatment.   Severance payments are subject to required federal and state income and employment tax and withholdings.

E.   Payments Made By Mistake.   An employee shall be required to return to the Plan Administrator any severance payments, or portion thereof, made due to a mistake of fact or law.

F.   No Assignment.   Under no circumstances may severance payments be subject to anticipation, alienation, pledge, sale, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause any such severance payments to be so subjected shall not be recognized, except to such extent as may be required by law.

SECTION 5   Other Benefits

All benefits cease at date of termination or on the date provided by the plan documents for such benefits. Coverage for medical, dental, and vision insurance may be continued under COBRA. Group life insurance may be continued pursuant to the terms and conditions of that plan.

In addition to the severance payments described in Section 4, during the period of severance, eligible employees can receive medical, dental, vision, or group life insurance coverage for the employee (and any eligible dependants) at the cost of the employee-portion of such coverage. In order to receive the Company’s subsidy for these benefits, the eligible  employee (and any dependants) must qualify for continued coverage under the terms and conditions of the plans or by law; must elect to continue the coverage; and must pay through payroll deduction the employee-portion of such coverage. The Company’s subsidy for these benefits will expire with the end of the severance payments.

SECTION 6   General Provisions

6.1 Allocation of Responsibilities Among Named Fiduciaries:

(a)   The named fiduciaries (as defined in ERISA) with respect to the Plan and the fiduciary duties and responsibilities allocated to each (which duties and responsibilities shall be carried out in accordance with the other terms and provisions of the Plan and applicable law) shall be as follows:

(1)          Board: To appoint and remove members of the Committee.

(2)          Committee:

(i)    To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another named fiduciary (including the Plan Administrator) or other person or persons as provided in the Plan; and

(ii)   To administer the claims procedure under Section 7 of the Plan.

(3)   Plan Administrator:

(i)    To assume the responsibility for the day-to-day operation and administration of the Plan, unless and until otherwise provided by the Committee;

(ii)   To file such reports as may be required by the United States Department of Labor, Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time;

(iii) To comply with the requirements of applicable law for disclosure of plan provisions and other information relating to the Plan to employees  and other interested parties;

(iv)  To administer the claims procedure under Section 7 of the Plan; and

(v)   To engage any technical advisers and employ such clerical and related personnel to assist in the day-to-day operation and administration of the Plan as he or she deems requisite or desirable.

(b)   Except as otherwise provided in ERISA, a named fiduciary shall not be responsible or liable for any act or omission of another named fiduciary with respect to fiduciary responsibilities allocated to such other named fiduciary. A named fiduciary of the Plan shall be responsible and liable only for acts or omissions with respect to fiduciary duties specifically allocated to and designated as the responsibility of a named fiduciary.

(c) All fiduciaries with respect to the Plan shall discharge their duties as such solely in the interest of eligible employees and their successors in interest, and (i) for the exclusive purpose of providing benefits to eligible employees and defraying reasonable expenses of administering the Plan, (ii) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, and (iii) in accordance with the terms of the Plan, except to the extent the terms of the Plan may be inconsistent with applicable law.

6.2   Rights Against the Company:   Neither the establishment of the Plan nor any modification thereof shall be construed as giving to any employee or other person any legal or equitable right against the Company, any officer or employee of the Company, the Board, the Committee, the Plan or the Plan Administrator, except to the extent of enforcement of a claim for benefits as herein provided.

6.3   Facility of Payment:   If any eligible employee entitled to a benefit under the Plan shall, in the judgment of the Plan Administrator, be physically, mentally or legally incapable of receiving or acknowledging receipt of any payment under the Plan to which he or she is entitled, the Plan Administrator, upon the receipt of satisfactory evidence of the eligible employee’s incapacity and that another person or institution is maintaining him or her and that no guardian or committee has been appointed for him or her, may cause any payment otherwise payable to him or her to be made to such person or institution. Any payment made pursuant to this Section 6.3 shall fully discharge the Company, the Committee, the Plan Administrator and the Plan to the extent of such payment.

6.4   Communications to Participants:   In accordance with the requirements of ERISA, the Plan Administrator shall communicate the principal terms of the Plan to employees. In addition, to the extent required by ERISA, the Plan Administrator shall furnish a copy to or make available for examination by employees of any document pertaining to the establishment or the operation of the Plan. Any such document shall be made available for examination by employees during regular office hours of the Company, at the principal office of the Plan Administrator and at such other places as may be required by ERISA. The Plan Administrator may make a reasonable charge to cover the cost of furnishing complete copies of any document.

6.5   Assignment:   No benefit payable to or with respect to any eligible employee at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, execution, levy, garnishment, pledge, attachment, or encumbrance of any kind, either voluntary or involuntary, and any attempt to do so shall be void and of no effect. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any employee. If any employee entitled to benefits under the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge or otherwise dispose of any benefit under the Plan, or if any attempt is made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of such employee, then such benefit shall cease and terminate in the discretion of the Plan Administrator, and the Plan Administrator may hold or apply the same or any part thereof in such manner as the Plan Administrator may deem proper.

SECTION 7   Claims Procedure

The Plan shall be administered with a claims procedure that complies with the requirements of Section 503 of ERISA and the regulations thereunder, as set forth in the document entitled The William Carter Company Severance Plan Administrative Provisions and Claims Procedure, the provisions of which are incorporated herein by reference.

SECTION 8   Plan Amendment or Termination

The Plan may be amended or terminated in any respect at any time, retroactively or otherwise, either by the Company’s Executive Committee or in a writing signed by the Chief Executive Officer of the Company. Notwithstanding the foregoing, no amendment of the Plan may reduce the severance benefits of any employee who has previously executed the Agreement and complied with the conditions as set forth in the Plan.

SECTION 9   Representations Contrary to the Plan

No employee, officer, director, or agent of the Company has the authority to alter, vary, modify, or waive the terms or conditions of the Plan, except as set forth in Sections 6 and 8 above. No verbal or written representations that are in addition to or contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator, or the Company.

SECTION 10   No Employment Rights

The Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company, and nothing in the Plan shall restrict the right of the Company to terminate the employment of any employee at any time.

SECTION 11   Applicable Law and Severability

The Plan shall be governed and construed in accordance with the law of the state of Georgia and the Employee Retirement Income Security Act of 1974, as amended. If any provision of the Plan is found, held, or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

Appendix A
Optional Severance Pay and Benefits for Employees
of Oshkosh B’Gosh, Inc. as of July 14, 2005

Covered Employees who were employed with Oshkosh B’Gosh, Inc. as of July 14, 2005, and who are eligible for severance benefits due to a Covered Termination that occurs prior to July 15, 2008, may elect to receive either (a) severance pay and benefits under The William Carter Company Severance Plan or (b) the following severance pay and related benefits. Employees of retail stores are not eligible for the optional severance pay and benefits described below.

Status	Formula (Weeks of Severance per year of continuous service)	Min Wks	Max Wks	100% COBRA Subsidy* For Medical Insurance	Outplacement (# days)
Nonexempt Employees	1	4	12	Yes	30
Plant Non-bargaining Employees	1	2	8	No	2
Exempt	2	4	16	Yes	90
Mgrs (not on ICP)	2	8	24	Yes	90
Dir or Mgrs (on ICP)	4	16	36	Yes	120
Sr. VP/VP	N/A	N/A	52	Yes	180

*                    The Company will pay 100% of the COBRA premium for medical insurance during the severance period.

“COBRA” means the group health continuation requirements of section 4980B of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder. The COBRA subsidy shall apply only if the Covered Employee (and, to the extent applicable, his or her covered dependents) is eligible for and elects COBRA coverage and shall apply for the period commencing on the date of the Covered Termination and ending on the earlier of (i) the end of the severance period or (ii) the date on which COBRA continuation coverage terminates by its terms. Any benefits provided pursuant the Plan shall be provided as part of, and not in addition to, the benefits to which a Covered Employee (or his or her covered dependents) is entitled under COBRA.

THE WILLIAM CARTER COMPANY SEVERANCE PLAN
ADMINISTRATIVE PROVISIONS AND CLAIMS PROCEDURE

Section 1:   Administrative Provisions.

1.1   Committee:

(a)   Except as otherwise provided in this Section 1.1, Section 1.2 and Section 2, the Plan shall be administered by the Committee. The Committee shall be responsible for the general administration, operation and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations specifically are imposed on the Board or another person (including the Plan Administrator) or persons or entity. Unless and until otherwise provided by the Committee, the responsibility for the day-to-day operation and administration of the Plan shall be and hereby is delegated to the Company’s Senior Vice President of Human Resources as the Plan Administrator.

(b)   The Committee shall be responsible for recommending to the Board, or its authorized officer, any amendments to the Plan or the termination of the Plan.

(c)   The members of the Committee shall elect a chairman and may elect an acting chairman. The members of the Committee shall elect a secretary who may or may not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee determines, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment on behalf of the Committee.

(d)   The Committee shall hold meetings upon such notice and at such places and intervals as it may determine from time to time. Notice of meetings shall not be required if notice is waived in writing by all members of the Committee in office at the time, or if all such members are present at the meeting.

(e)   A majority of the members of the Committee in office at the time shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present and entitled to vote at such meeting. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all members of the Committee.

(f)    The Committee shall maintain full and complete records of its deliberations and decisions. The records of the Committee shall contain all relevant data pertaining to individual participants and their rights under the Plan.

(g)   Subject to the limitations of the Plan and applicable law, including ERISA, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, and COBRA, the Committee from time to time may establish rules, regulations, guidelines or by-laws for the administration of the Plan and the transaction of its business. Any power or authority which the Committee has discretion to exercise under the Plan shall be exercised in a nondiscriminatory manner.

(h)   No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or any of his rights or benefits under the Plan, except that such member may sign a unanimous written consent to resolutions adopted or other action taken without a meeting.

(i)    Subject to the objective Plan terms and the claims procedure set forth in Section 2, and except as otherwise provided in this Section 1.1 and Section 1.2, the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of participants, including the discretionary authority to interpret the Plan and to make determinations as to any Employee’s eligibility to enter the Plan and a participant’s benefits under the

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Plan. Interpretations and determinations made by the Committee shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons. Such interpretations and determinations shall only be set aside if the Committee is found to have acted arbitrarily and capriciously in interpreting and construing the provisions of the Plan.

(j)    No fee or compensation shall be paid to any member of the Committee for his services as such.

(k)   The Committee shall be entitled to reimbursement by the Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

(l)    The Committee in its discretion may waive any notice requirements in the Plan. A waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. Any power or authority which the Committee has discretion to exercise under the Plan shall be exercised in a nondiscriminatory manner.

(m)  To the maximum extent permitted by ERISA, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee or for any mistake of judgment made in good faith. The Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company’s assets), each member of the Committee and other officer, Employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated by the Committee against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

1.2   Plan Administrator:

(a)   The Plan Administrator shall be responsible for the day-to-day operation and administration of the Plan and the compliance of the Plan with all requirements of ERISA and the Code. The Plan Administrator shall be the agent for service of legal process on the Plan.

(b)   The Plan Administrator shall have all powers necessary to administer the Plan in all of its details, subject to the requirements of applicable law. By way of illustration and not limitation, the powers of the Plan Administrator shall include the following:

(i)    To establish and enforce such rules, regulations, guidelines or by-laws as he deems necessary or proper for the efficient administration of the Plan, except as otherwise provided by the Committee in accordance with the provisions of Section 6.1 of the Plan;

(ii)   To interpret and construe the provisions of the Plan and determine the rights of participants under the Plan, as more fully set forth in Section 1.2(c);

(iii)  To engage any actuary, attorney, accountant, insurance Company or similar entity, consultant, or any other technical adviser to assist in the day-to-day operation and administration of the Plan and to perform such other duties as are required in connection therewith, and to employ such clerical and related personnel as he deems requisite or desirable in carrying out the provisions of the Plan;

(iv)  To review the financial condition of the Plan and determine the financial needs of the Plan in relation to the liabilities and obligations thereof at least annually. The Plan Administrator shall communicate such financial needs to the Company so that the funding policy may be appropriately coordinated to meet such needs; and

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(v)    To allocate and delegate his responsibilities under the Plan and to designate other persons to carry out any of his responsibilities under the Plan, any such allocation, delegation, or designation to be in writing.

(c)   Subject to the objective Plan terms, and except as otherwise provided in Section 1.1 and Section 2, the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of participants, including the discretionary authority to interpret the Plan and to make determinations as to any Employee’s eligibility to enter the Plan and a participant’s benefits under the Plan. Interpretations and determinations made by the Plan Administrator shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons. Such interpretations and determinations shall only be set aside if the Plan Administrator is found to have acted arbitrarily and capriciously in interpreting and construing the provisions of the Plan.

(d)   The Plan Administrator shall be responsible for disclosing certain documents and information concerning the Plan to participants in accordance with Section 6.4 of the Plan.

(e)   In administering the Plan, the Plan Administrator shall be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions of, any actuary, attorney, accountant, insurance Company or similar entity, consultant, or any other technical adviser engaged by the Plan Administrator.

(f)    No fee or compensation shall be paid to the Plan Administrator for his services as such.

(g)   The Plan Administrator shall be entitled to reimbursement by the Company for his reasonable expenses properly and actually incurred in the performance of his duties in the administration of the Plan.

(h)   To the maximum extent permitted by ERISA, the Plan Administrator shall not be personally liable by reason of any contract or other instrument executed by him as Plan Administrator or for any mistake of judgment made in good faith. The Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company’s assets), the Plan Administrator and any other Employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated by the Plan Administrator against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Committee) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

(i)    The Plan Administrator may correct errors and, so far as practical, may adjust any payment accordingly. In the event that a payment made to or for the benefit of a participant is less than the amount to which the participant is entitled, the Plan Administrator shall adjust the underpayment as soon as practicable. In the event that an overpayment is made to or for the benefit of a participant, or in the event a payment is made to or for the benefit of an individual who is not entitled to payments under the Plan, the Plan Administrator shall take all reasonable steps as soon as practicable to recover the overpayment, including the institution of judicial proceedings.

Section 2:    Claims Procedure.

2.1   Filing a Claim for Benefits:   If (a) a participant whose employment is terminated does not receive any benefits under the Plan or does not receive all of the benefits to which he believes he is entitled under the Plan, or (b) a claim that is deemed to have been automatically filed on behalf of the participant is denied by the Plan Administrator, the participant (the “claimant”) may nonetheless make a claim for benefits provided under the Plan by filing a written claim with the Plan Administrator in accordance with

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procedures and guidelines established from time to time by the Plan Administrator. The Plan Administrator shall decide whether such claim shall be allowed.

2.2   Notification to Claimant of Decision:   Within 90 days after receipt of a claim by the Plan Administrator, or within 180 days if special circumstances require an extension of time, the Plan Administrator shall notify the claimant of his decision with regard to the claim. In the event of special circumstances requiring an extension of time, written notice of extension shall be furnished to the claimant prior to the expiration of the initial 90-day period, setting forth the special circumstances and the date by which notice of decision with respect to the claim shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant. Such notice shall set forth:  (a)  the specific reason or reasons for the denial; (b) specific reference to pertinent provisions of the Plan on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the procedure for review of the denied claim. If the Plan Administrator fails to notify the claimant of the decision in a timely manner, the claim shall be deemed denied as of the close of the initial 90-day period, or the close of the extension period, if applicable.

2.3   Procedure for Review:   Within 60 days following receipt by the claimant of notice denying the claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee pursuant to Section 2.4, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

2.4   Decision on Review:   The decision on review of a claim denied in whole or in part shall be made in the following manner:

(a)   Within 60 days following receipt by the Committee of the request for review, or within 120 days if special circumstances require an extension of time, the Committee shall notify the claimant in writing of its decision with regard to the claim. In the event of special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period, or the close of the extension period, if applicable.

(b)   With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(c)   The decision of the Committee shall be final and conclusive.

2.5   Action by Authorized Representative of Claimant:   All actions set forth in this Section 2 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable to verify the authority of any such representative to act.

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